EXHIBIT 11

                             CASTLE BANCGROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS

The components of basic and diluted EPS for the six month periods ended June 30, 2000 and 1999 were as follows: (dollars in thousands, except share data)


                                                             2000       1999
-------------------------------------------------------------------------------
Basic EPS:
     Net earnings                                              1,486      1,584

     Average common shares                                 4,375,031  4,352,254
                                                           =========  =========

     Basic EPS                                                   .34        .36
                                                           =========  =========

Diluted EPS:
     Net earnings                                              1,486      1,584

     Average common shares                                 4,375,031  4,352,254
     Assumed exercise of stock options                        39,662     58,058
                                                           ---------  ---------

          Average common shares after assumed conversions  4,414,693  4,410,312
                                                           =========  =========

     Diluted EPS                                                 .34        .36
                                                           =========  =========
===============================================================================


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